Exhibit 99.1

Nektar Therapeutics Reports First Quarter 2021 Financial Results

SAN FRANCISCO, May 6, 2021 -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the first quarter ended March 31, 2021.

Cash and investments in marketable securities at March 31, 2021 were approximately $1.1 billion as compared to $1.2 billion at December 31, 2020.

“We continue to build momentum with our clinical pipeline of novel cytokine therapeutics,” said Howard W. Robin, President and CEO of Nektar. “We have a robust development program for bempegaldesleukin focused on pursuing large front-line and adjuvant tumor settings. Our five registrational studies underway in melanoma, renal cell carcinoma, and bladder cancer are progressing as planned. In February, we added a sixth registrational study for bempegaldesleukin plus pembrolizumab in head and neck cancer, which we expect to initiate later this year. In addition, we remain on track to report the first data for our PROPEL study evaluating bempegaldesleukin plus pembrolizumab in patients with metastatic non-small cell lung cancer in the second half of 2021.”

"For our second cytokine program in oncology, NKTR-255, our initial efforts include two Phase 1 clinical studies in combination with ADCC antibodies, one in hematological malignancies and one in solid tumors, and we look forward to sharing data from these studies in Q4 of this year,” continued Mr. Robin. “Finally, as part of the broad development program for NKTR-358, our T regulatory cell IL-2 agent, our partner Eli Lilly is conducting Phase 2 studies in both lupus and ulcerative colitis and plans to initiate additional Phase 2 studies in two different immune-mediated diseases over the next 9-12 months.”

Summary of Financial Results

Revenue in the first quarter of 2021 was $23.6 million as compared to $50.6 million in the first quarter of 2020. The decrease was due primarily to the recognition of the $25.0 million milestone payment from Bristol-Myers Squibb related to the initiation of the registrational trial of bempegaldesleukin plus Opdivo® in muscle-invasive bladder cancer in the first quarter of 2020.

Total operating costs and expenses in the first quarter of 2021 were $133.0 million as compared to $184.2 million in the first quarter of 2020. Operating costs and expenses decreased primarily as a result of $45.2 million in impairment charges in the first quarter of 2020 resulting from the discontinuation of the NKTR-181 program and a decrease in R&D expense.

R&D expense in the first quarter of 2021 was $95.6 million as compared to $109.0 million for the first quarter of 2020. R&D expense decreased primarily due to a decrease in manufacturing costs for bempegaldesleukin.

G&A expense was $31.7 million in the first quarter of 2021 and $26.2 million in the first quarter of 2020. G&A expense increased primarily due to an increase in pre-commercial costs for bempegaldesleukin.

Net loss for the first quarter of 2021 was $123.0 million or $0.68 basic and diluted loss per share as compared to a net loss of $138.7 million or $0.78 basic and diluted loss per share in the first quarter of 2020.

First Quarter 2021 and Recent Business Highlights:

●	In February 2021, Nektar announced a clinical trial collaboration and supply agreement with Merck for a Phase 2/3 study of bempegaldesleukin, Nektar’s investigational IL-2 pathway agent, in combination with Merck’s KEYTRUDA® (pembrolizumab) for first-line treatment of patients with metastatic or unresectable recurrent squamous cell carcinoma of the head and neck (SCCHN) whose tumors express PD-L1. The study is planned to start in the second half of 2021.

●	In February 2021, Nektar announced a financing and co-development collaboration with SFJ Pharmaceuticals® for the development of bempegaldesleukin plus pembrolizumab in SCCHN. SFJ has agreed to fund up to $150 million to support the planned Phase 2/3 study and manage clinical trial operations for the study. In return, Nektar agrees to pay SFJ success-based annual milestone payments over a period of seven to eight years which are contingent upon receipt of certain U.S. regulatory approvals for specified indications for bempegaldesleukin, and will begin following completion of the SCCHN study, which is projected to be completed in 2024.

Conference Call to Discuss First Quarter 2021 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, Thursday, May 6, 2021.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through June 6, 2021.

To access the conference call, follow these instructions:

Dial: (877) 881-2183 (U.S.); (970) 315-0453 (International)
Conference ID: 9233368 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investors page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in oncology, immunology, and virology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: "may," "design," "potential," “plan,” “expect,” “project” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for, bempegaldesleukin, NKTR-358 and NKTR-255, and the timing of the initiation of clinical studies for our drug candidates. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of bempegaldesleukin, NKTR-358 and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) bempegaldesleukin, NKTR-358 and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) bempegaldesleukin, NKTR-358 and NKTR-255 are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2021. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

Dan Budwick of 1AB

973-271-6085

dan@1abmedia.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	March 31, 2021	December 31, 2020(1)
ASSETS
Current assets:
Cash and cash equivalents	$150,164	$198,955
Short-term investments	887,152	862,941
Accounts receivable	29,156	38,889
Inventory	16,808	15,292
Other current assets	15,771	21,928
Total current assets	1,099,051	1,138,005

Long-term investments	96,093	136,662
Property, plant and equipment, net	58,510	59,662
Operating lease right-of-use assets	124,971	126,476
Goodwill	76,501	76,501
Other assets	1,435	1,461
Total assets	$1,456,561	$1,538,767
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	22,434	22,139
Accrued compensation	23,513	14,532
Accrued clinical trial expenses	41,028	44,207
Accrued contract manufacturing expenses	6,057	11,310
Other accrued expenses	14,833	9,676
Operating lease liabilities, current portion	15,768	13,915
Total current liabilities	123,633	115,779

Operating lease liabilities, less current portion	134,556	136,373
Development derivative liability	4,597	—
Liabilities related to the sales of future royalties, net	195,139	200,340
Other long-term liabilities	4,130	8,980
Total liabilities	462,055	461,472

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	18	18
Capital in excess of par value	3,429,734	3,388,730
Accumulated other comprehensive loss	(3,121)	(2,295)
Accumulated deficit	(2,432,125)	(2,309,158)
Total stockholders’ equity	994,506	1,077,295
Total liabilities and stockholders’ equity	$1,456,561	$1,538,767

(1)	The consolidated balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended March 31,
	2021	2020
Revenue:
Product sales	$4,795	$3,444
Royalty revenue	—	9,719
Non-cash royalty revenue related to sale of future royalties	18,798	9,895
License, collaboration and other revenue	54	27,515
Total revenue	23,647	50,573

Operating costs and expenses:
Cost of goods sold	5,756	3,811
Research and development	95,604	108,987
General and administrative	31,679	26,217
Impairment of assets and other costs for terminated program	—	45,189
Total operating costs and expenses	133,039	184,204
Loss from operations	(109,392)	(133,631)

Non-operating income (expense):
Non-cash interest expense on liability related to sale of future royalties	(13,296)	(6,968)
Change in fair value of development derivative liability	(1,599)	—
Interest income and other income (expense), net	1,412	8,352
Interest expense	—	(6,204)
Total non-operating income (expense), net	(13,483)	(4,820)

Loss before provision for income taxes	(122,875)	(138,451)

Provision for income taxes	92	200
Net loss	$(122,967)	$(138,651)

Basic and diluted net loss per share	$(0.68)	$(0.78)
Weighted average shares outstanding used in computing basic and diluted net loss per share	181,370	177,185

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(122,967)	$(138,651)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to sale of future royalties	(18,798)	(9,895)
Non-cash interest expense on liability related to sale of future royalties	13,296	6,968
Change in fair value of development derivative liability	1,599	—
Non-cash research and development expense	2,248	—
Stock-based compensation	23,898	25,236
Depreciation and amortization	3,543	4,502
Impairment of advance payments to contract manufacturers and equipment for terminated program	—	20,351
Amortization of premiums (discounts), net and other non-cash transactions	2,345	(1,289)
Changes in operating assets and liabilities:
Accounts receivable	9,733	(5,229)
Inventory	(1,516)	(1,655)
Operating leases, net	1,541	2,940
Other assets	6,183	1,067
Accounts payable	779	2,687
Accrued compensation	8,981	9,920
Other accrued expenses	(7,345)	7,483
Deferred revenue	(605)	(2,510)
Net cash used in operating activities	(77,085)	(78,075)

Cash flows from investing activities:
Purchases of investments	(295,314)	(241,068)
Maturities of investments	303,612	439,735
Sales of investments	5,036	—
Purchases of property, plant and equipment	(2,876)	(900)
Net cash provided by investing activities	10,458	197,767

Cash flows from financing activities:
Proceeds from shares issued under equity compensation plans	17,106	11,077
Cash receipts from development derivative liability	750	—
Net cash provided by financing activities	17,856	11,077

Effect of foreign exchange rates on cash and cash equivalents	(20)	(97)
Net increase (decrease) in cash and cash equivalents	(48,791)	130,672
Cash and cash equivalents at beginning of period	198,955	96,363
Cash and cash equivalents at end of period	$150,164	$227,035

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$4,951
Operating lease right-of-use asset recognized in exchange for lease liabilities	$1,057	$2,133

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